Final Transcript
Thompson Street Events
Conference Call Transcript HH - Q2 2007 Hooper Holmes Earnings Conference Call Event Date/Time: Aug. 09. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

 Theresa Kelleher
 Financial Dynamics - IR Contact

 James Calver
 Hooper Holmes, Inc. - President, CEO

 Michael Shea
 Hooper Holmes, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Andy Speller
 A.G. Edwards & Sons - Analyst

 Mitra Ramgopal
 Sidoti & Co. - Analyst

 Paul Ondersma
 [Cadaret Grant] - Analyst

 PRESENTATION

Operator

 Welcome to the Hooper Holmes second-quarter 2007 earnings conference call.

At this time, all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS). Today's conference is being recorded. If you have any objections, you must disconnect at this time.

Now, I will turn the meeting over to Ms. Theresa Kelleher. Ma'am, you may begin.

 Theresa Kelleher - Financial Dynamics - IR Contact

 Good morning, everyone, and welcome to Hooper Holmes second-quarter 2007 conference call.

If anyone has not received a copy of the release issued this morning, please call FD at 212-850-5600 and a copy will be sent to you immediately.

Before management begins their formal remarks, I would like to remind you, to the extent of the Company's statements or comments represent forward-looking statements, I refer you to the risk factors and other cautionary factors in this morning's press release, as well as the Company's most recent SEC filings.

In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted material. It cannot be rerecorded or rebroadcast without the Company's expressed permission. As you know, your participation implies consent to our taping.

Once management has concluded their formal remarks, we will open the call for questions.

With us today from management are James Calver, President and Chief Executive Officer, and Michael Shea, Chief Financial Officer. James, please go ahead.

 James Calver - Hooper Holmes, Inc. - President, CEO

 Thank you, Theresa, and good morning, everyone. Thank you for joining us today.

By way of introduction, there are four broad themes in my remarks this morning -- continued progress toward profitability and productivity improvement; the planned divestiture of Medicals Direct, a non-strategic business based in the UK; the growth in our new wellness business; and future benchmarks for financial improvement.

At the outset of this call, I'd like to make it clear that we are disappointed that the turnaround at Hooper Holmes is taking longer than we planned. This delay is due to revenue declines at Underwriting Solutions and the Claims Evaluation division. However, we believe that the unit decline in our core Portamedic division is bottoming out.

Several leading indicators suggest that we are tracking toward profitability. We have reduced the rates of Portamedic revenue decline in the first half of this year, and we expect to continue to reduce it. We have added new salespeople in each of our businesses, and we expect improved unit volumes in the second half of 2007. We're growing topline revenue at Heritage Labs by adding new customers and a new lab test. We've reversed and sustained a five-year price-per-unit decline at Portamedic by adding new services and by improving service levels. We have added new clients at Underwriting Solutions, significantly reducing our dependence on our largest historical customer.

We are delivering new revenue from a new business providing employee wellness screenings. We've improved gross margins as a result of ongoing expense reduction initiatives, and we expect to continue reducing our expenses through productivity initiatives, including centralizing core processes, eliminating paper from our branches and increasing the accuracy of our examinations.

We now anticipate our return to profitability, first expected in Q4 of this year, to occur a couple of months later in Q1 of 2008. There are two reasons for this, first the delayed development of two core projects from our previously announced 2006 strategic review. We expect to finish these projects in Q1 of 2008. Second is the unexpected loss of a $4 million client at Heritage Labs. The client expressed complete satisfaction with Heritage's current level of service but felt that future specific and specialist needs of that client could be better served elsewhere. Heritage's sales pipeline, however, remained strong, which will help replace the lost revenue.

We continue to make progress towards profitability. I will talk about revenue first and then productivity initiatives second.

So first, some comments on our largest business, Portamedic -- our year-over-year first-half revenue decline continues to decrease. In the fourth quarter of 2006, you will recall Portamedic revenue declined 10% year-over-year. In the first half of 2007, year-over-year decline had decreased to about 7%. Our average price per unit increased in Q1 and again in Q2 as the pricing modifications we have discussed in previous quarters have taken hold.

During the period, Portamedic unit volume met our expectations. In our last call, we told you that we did not expect improvement during the first half of 2007.

We have turned around our corporate sales team providing account management, incentive compensation, new leadership and additional salespeople. And we've taken similar corrective action with our broker/agent sales force starting in January of this year. We expect unit volume improvement as a result of this action in the second half of the year. These unit volume improvements will come from new business we've already started to win from our competitors.

In the second quarter, we signed or began to fulfill many new contracts for labs, underwriting and exam services. We estimate these contracts could contribute more than $5 million in new annual revenue in a full year.

Hooper Holmes has a unique position in its market. With our ability to conduct a medical examination at any U.S. address, our testing laboratory, our underwriting experience, and the technology investment, we have the tools we need to help insurance companies meet their most important objectives. We put this approach to work by developing and deploying a new service called Portamedic Platinum. This is a new health examination data collection and reporting service that has been deployed with a six-month period exclusivity to Phoenix Life. This service allows a 30% faster delivery. As a result, Phoenix has made their underwriting decision 20 days sooner on average. As announced on July 12, we will provide Portamedic Platinum exclusively to Phoenix Life until November. We believe Portamedic Platinum can be 5% of Portamedic revenue within a couple of years.

This is just one example of the way we're working with clients to provide faster, more accurate products tailored to their specific needs. We expect that many other companies will be interested in this type of high-grade service as well as other new services we may develop.

Heritage Labs is also on the right path. It continued to perform well during the quarter, and their operating margin remained strong. With additional new salespeople hired last year, we've transformed a business once declining at 7% year-over-year to growth of 7% compared to the same period last year.

Our Underwriting Solutions business is also showing promise, significantly diversifying its client base this year and reducing overdependence on a single customer. This business was dominated by one major client, which last year moved to a multi-vendor strategy. We've responded with new leadership and an aggressive sales effort, and we have been adding new clients at the rate of two per month. I'm very pleased to report that, as a result, the new client who once provided a small fraction of our revenues for this business today provides 50% of those revenues -- 50% of revenue.

Our Claims Evaluation division added approvals for ten new customers to offset the decline of its core market share. These accounts have the potential to contribute over $1 million in new annual revenue.

The goal of returning Hooper Holmes to profitability early next year will also be helped by a wide range of productivity initiatives. First, with a successfully installed new Portamedic IT system, we are centralizing some of our core processes, including the scheduling of exams. This work began in Q2 and is expected to finish by the end of the year.

Second, we are eliminating paper from our branches by imaging 100% of our exams. That's 24 million images per year available online, and training our examiners to input important information online versus by fax and telephone.

Third, we are increasing exam accuracy through new training and incentives. As a result, our best examiners could earn more, and the quality of the product we deliver will improve. What this means for our clients is faster and more accurate underwriting. What this means for Hooper Holmes is lower costs.

We've reduced our SG&A by $1 million in the first half of the year compared to the prior year. Much of this is attributable to the 2006 strategic review initiatives.

The transformation of Portamedic is at a turning point. Unit volume declines have stabilized and are expected to improve in the second half of the year. Our revenue per exam has increased, and gross margins have improved to a little over 22% in the first half of the year. We are delivering new products and improved client services.

On our last call, I reinforced the fact that we continue to evaluate all of our businesses against three criteria for strategic fit, growth potential, and return on capital. As a result of that evaluation, we have concluded that Medicals Direct does not meet these criteria. Without opportunities to improve the long-term performance of this business, we believe the best interests of our shareowners are served by a divestiture of this subsidiary. Currently, we are in late-stage negotiation with a potential buyer and hope for a successful close of a transaction in the near future. We expect to invest the proceeds received from this transaction in our growth businesses and in strengthening our core service delivery processes.

As I said before, we will continue to evaluate all of our businesses against the three criteria I mentioned.

In the past, I've discussed the opportunity provided to us by the size and growth of the healthcare market in the United States. Hooper Holmes is without peer in our ability to conduct a medical examination at any U.S. address and process blood tests for wellness.

Fortune 500 employers want to spend less on healthcare. But with cost growing at 11% per year, that's a challenge. So many employers are turning to companies such as CIGNA, Healthways, SHPS and others, and they offer proactive programs to predict health risks and help reduce those risks. They begin by collecting data through on-site employee wellness screenings.

So what is a wellness screening? Well, let's take the real-world example of a Fortune 500 company field location with about 1,000 people in Ohio. Hooper Holmes set up a temporary clinic to measure height, weight, blood pressure, body mass index, and to collect a blood sample. That took about 15 minutes for each employee. Each employee's results were, of course, private and seen only by the employee. The blood test, processed by Heritage Labs, identified those prone to diabetes, heart disease, and other widespread chronic conditions. Armed with that data, companies such as Healthways give employees the answers, advice, motivation and support they need to reduce their risks and stay healthy. As a result, Fortune 500 employers spend less on healthcare.

Now, Hooper Holmes is uniquely positioned to meet the needs of these specialist healthcare providers. Imagine one company that can schedule wellness exams, manufacture kits, print materials, ship equipment, and provide wellness exams to large employee groups on site; one company that can analyze and transmit data essential for identifying and segmenting populations; one company that helps healthcare providers reach more people, gather more employee data earlier in the process and better target interventional health support services; one company that provides national coverage of examinations and consistency in its processes.

Hooper Holmes is that company. We've introduced and are today successfully selling a complete, national supply-chain solution to healthcare providers. Our integrated exam, lab and management services are delivering real value in this fast-growing market.

Now, beginning in January of this year, we've conducted pilot programs of these services. All pilot companies are now customers, and today we have a total of six clients.

As we recently announced on July 19, we've already marked the milestone of 25,000 completed health wellness exams. We view this market as a $500 million opportunity based on Boston Consulting Group estimates. We believe that we have the potential to capture as much as 10% of that opportunity over the next few years.

Said another way, there are 155 million lives insured for healthcare in the United States. Wellness exams for less than 1% of these lives would represents a $40 million to $50 million revenue business for Hooper Holmes with good margins. We believe this could be a large, growing and profitable new market that leverages our core capabilities.

So, what are the next benchmarks in our turnaround? Our leadership shake-out is complete, management discipline installed, and losses are slowing. You can expect a return to profitability in Q1 of 2008. You can expect improved unit volumes in Portamedic, continued productivity initiatives to lower costs in Portamedic, and growth from the wellness business to deliver new, significant revenue streams with good margins.

With that, I'd like to hand over to our Chief Financial Officer, Mike Shea, who will describe our specific results. Mike?

 Michael Shea - Hooper Holmes, Inc. - CFO

 Thank you, James, and good morning, everyone.

Before I review our results, I'd like to point out that, as a result of the planned sale of our Medicals Direct subsidiary, we've classified it as an asset held for sale. Accordingly, all financial results related to Medicals Direct, both current and prior periods, are segregated and reported as a single line in discontinued operations.

Now, for the numbers -- for the second quarter of 2007, our consolidated revenues decreased 8% to $60.8 million, compared to $66.1 million in 2006. We had a net loss from continuing operations of $1.9 million or $0.03 per share, compared to a net loss of $0.6 million or $0.01 per share in 2006. Our second-quarter 2007 net loss includes restructuring charges of approximately $0.7 million, while 2006 included $0.5 million of restructuring charges and an income tax benefit of $0.6 million.

As for revenues in the second quarter, our Portamedic revenues decreased approximately 7% to $37.6 million, compared to $40.6 million in the second quarter of 2006. This decrease is the result of a reduction in paramedical exams of approximately 10%, partially offset by higher average revenue per exam of 5%.

Infolink reported revenues of $7.6 million, a decrease of 14% compared to $8.8 million in the second quarter of 2006.

Heritage Labs' revenues increased to $4.8 million in the second quarter of 2007, up approximately 7% in comparison to 2006, partially attributable to increased lab testing for wellness customers.

Underwriting Solutions' revenues decreased 17% to $3.3 million, primarily due to the expected loss in volume from one major customer.

Our Claims Evaluation division reported revenues of $7.4 million, a decline of 9% compared to the $8.2 million reported in the second quarter of 2006. The decrease was primarily the result of continued declines in independent medical exams and peer reviews ordered by our customers.

Our consolidated gross margin for the second quarter of 2007 was 24.1%, approximately the same as the prior period. Our Health Information division, the gross margin increased to 23.8% versus 23.3% in the second quarter of 2006. Gross margin for our Claims Evaluation division decreased to 26.2% from 30.2% in 2006.

As for selling, general and administered expenses, SG&A on a consolidated basis totaled $15.6 million for the second quarter of 2007, a $1 million decrease from the prior-year period. As I noted earlier, we recorded restructuring charges of $700,000 in the second quarter, primarily attributable to employee severance and branch office closures.

Regarding our balance sheet, current assets at June 30, 2007 were approximately $55.2 million. We had debt outstanding of $3 million with approximately $22 million available for borrowing under our credit line. Accounts receivable totaled $35.5 million with Days Sales Outstanding of 53 days. Working capital was approximately $20 million at June 30, 2007.

Regarding cash flows, cash used in operations approximated $1.2 million in the second quarter of 2007, primarily resulting from payments made for restructuring and other charges recorded in 2006. In addition, capital expenditures for the quarter were approximately $1.1 million.

Finally, as for Medicals Direct, which we've reported as an asset held for sale and discontinued operation, second-quarter revenues were down from the prior year, excluding the foreign exchange impact, with operating results approximately breakeven. As James mentioned earlier, we hope for a successful close of the transaction in the near future.

With that, I will turn the call back to James.

 James Calver - Hooper Holmes, Inc. - President, CEO

 Well, thank you, Mike.

So, we've made fundamental changes in Hooper Holmes as we continue our turnaround agenda. With our core capabilities, we are focused on delivering the highest level of health screening service. The Medicals Direct divestiture, the launch of Portamedic Platinum, topline growth at Heritage, new clients at Underwriting Solutions, Portamedic productivity initiatives, and our new wellness services all point to a return to profitability, longer-term growth. At the same time, we recognize that we still have more to do to enhance revenues and increase unit volumes.

So, looking ahead, profitability in the first quarter of 2008 will be driven by six things -- slowing overall revenue decline; expected Portamedic unit volume improvements in the second half; productivity gains; reduced costs in new services from Portamedic; new clients at Underwriting Solutions; a robust sales pipeline at Heritage; and a new growing stream of revenues from new wellness customers.

I'm sure you have many questions, and we will be glad to answer as many of them as possible. Mark, if you would open the lines please?

 QUESTION AND ANSWER

Operator

 Thank you. (OPERATOR INSTRUCTIONS). Andy Speller, A.G. Edwards.

 Andy Speller - A.G. Edwards & Sons - Analyst

 Good morning. James, good overview and with where you guys are heading. First, just a couple of numbers things -- Mike, did you give the volume numbers? Did I miss those?

 Michael Shea - Hooper Holmes, Inc. - CFO

 The specific volume numbers, actually what I did say was the volume was down, units were down 10%, pricing up 5%.

Let me give you the exact numbers. Units were 520,000 in Q2 '07, versus 580,000 in Q2 '06. As far as pricing goes, revenue per exam, $76.57 in Q2 '07, versus $73.06 in Q2 '06.

 Andy Speller - A.G. Edwards & Sons - Analyst

 Okay.

 James Calver - Hooper Holmes, Inc. - President, CEO

 Andy, with regard to the volume, the volume expectations came in exactly where we expected them to. If you will recall, we started corrective action with our broker-agent sales force in January, and we told you, on the last call, that we did not expect any improvement in the first half of the year. So, we met our expectation. We do, however, expect that to improve in the second half of this year.

 Andy Speller - A.G. Edwards & Sons - Analyst

 I guess my question on the improvement, you're talking about the rate of decline is going to improve, or you're actually going to see positive volume growth?

 James Calver - Hooper Holmes, Inc. - President, CEO

 No, you'll see a change in the rate of decline. You're going to see revenues improved by the end of the year. You'll see Portamedic really bottoms out in the second half of this year, where we expect to match the market rate of decline, which is about 5%, and then we expect to improve after that.

 Andy Speller - A.G. Edwards & Sons - Analyst

 So you expect volume to match the market rate of decline of 5% in the back half?

 James Calver - Hooper Holmes, Inc. - President, CEO

 By the end of the year, yes.

 Andy Speller - A.G. Edwards & Sons - Analyst

 By the end of the year. Then, is that ever going to be able to turn positive? The growth? Are we ever going to see positive growth or is it just -- I mean, I don't anticipate the industry turning positive with growth.

 James Calver - Hooper Holmes, Inc. - President, CEO

 Well, I think, from a revenue point of view, we believe that, with improvements in our service level, with new services like Portamedic Platinum, we do believe, in time, that we can get to a growth position.

 Andy Speller - A.G. Edwards & Sons - Analyst

 Well, in time -- time being three years,? You know? I mean --.

 James Calver - Hooper Holmes, Inc. - President, CEO

 Well, I don't think we're ready to put a target on that time frame today, but what we're very clear about is we bottom out in the second half of this year; we get back to matching the market rate of decline. We expect to improve after that.

 Andy Speller - A.G. Edwards & Sons - Analyst

 Okay. With regard to just the cost, when you went through your strategic review, was your assumption that the Portamedic business was going to continue to decline, I mean, below, let's say, a quarterly run-rate of $40 million? I guess my question is this. With the changes that you've implemented from an efficiency and a cost standpoint, as well as what you expect from incremental revenue on the wellness side, are we in a position where we are actually going to see significant gains in the bottom-line profitability, or are we at a level where we still need to cut the expectation or see incremental expense reductions in order to meet the previous goals?

 Michael Shea - Hooper Holmes, Inc. - CFO

 Andy, I will take that. I mean, we will continue to obviously look at our expenses all a time, continue to reduce those. But certainly, the decrease in revenue has -- it has obviously been a drag on our earnings. We're certainly counting on our entrance into these new markets, such as wellness, to greatly improve the bottom line. So absolutely, we do see profitability in the future, and we're not going to get there by only cutting costs.

 Andy Speller - A.G. Edwards & Sons - Analyst

 But I guess my greater question is, is the rate of decline of Portamedic such that you can't move fast enough to stem the tide?

 Michael Shea - Hooper Holmes, Inc. - CFO

 No, we need to improve on the rate of decline. Right now, you're right. The current rate of decline, we cannot do that. We need to improve. We cannot sustain that 8% drop in revenue quarter after quarter, and as to the plans that we outlined in or to get that back first to market-rate declines and then back to the breakeven and push forward in the subsequent years. So no, we need to improve on the Portamedic revenue decline.

James Calver - Hooper Holmes, Inc. - President, CEO

 So, Andy, the strategic review that we did last year was really our first pass through the business to take out obvious costs. Where there are obvious revenue improvements, we made those changes as well. That's not to say that we are done with productivity initiatives. In fact, the productivity initiatives that I highlighted in my comments will directly lower our expenses.

As we take paper out of the branches and all of the associated costs of managing paper through the branches, as we image everything that we do electronically, as we move some of our core processes, like scheduling exams, to a central location, as we improve our accuracy, those four big productivity initiatives will all lower our expenses.

Andy Speller - A.G. Edwards & Sons - Analyst

 I believe that to be true, but I mean, you identified or you stated that you're going to have $11.5 million worth of expense reductions by the end of next year. Correct? That's still the target?

 Michael Shea - Hooper Holmes, Inc. - CFO

 We're on track as far as our strategic review goes, Andy. Certainly, you do see some of those results in the reduced SG&A expense and the gross profit improving, specifically in the Portamedic area. But certainly, you're right; the revenue decline from this year to last year certainly impacts that. Also, the two initiatives, when we talk about specifically the improvement in this year, the two initiatives which James spoke about, which will occur in the first half of next year, will impact that savings.

The last item I'd like to point out is just the pending sale of Medicals Direct. They obviously were included in some of those cost savings, and that will have to be reevaluated, which we would do once the sale is complete.

 Andy Speller - A.G. Edwards & Sons - Analyst

 Okay, fair enough.

 James Calver - Hooper Holmes, Inc. - President, CEO

 I think, Andy, I'm hearing that you think the core is dropping faster than planned. The core is dropping exactly as we said it would. The productivity initiatives will certainly lower our cost. The addition -- the improvement in market share that we anticipate will help on the top line, as well as the Portamedic Platinum.

Andy Speller - A.G. Edwards & Sons - Analyst

 I just, I think the expectations of the market were that the improvements in either expense control or revenue productivity were going to come without the incremental declines in the core business, you know, as said. You know, I just wonder whether or not another strategic review -- it's all timing. You spent, what, 30 weeks doing the strategic review, and then --

 James Calver - Hooper Holmes, Inc. - President, CEO

 16 weeks.

 Andy Speller - A.G. Edwards & Sons - Analyst

 Sorry, 16 weeks. Then we are basically almost a year post that and we are not really seeing much improvement. I understand things take time, but it just seems that the core business is -- it continues to decelerate or deteriorate and that we're just not seeing the other improvements fast enough.

 Michael Shea - Hooper Holmes, Inc. - CFO

 Andy, I think it's important to point out, I mean, we started this at the beginning of this year. If you go back and look at our run rates back in 2006, I mean the second half of 2006, we lost $6 million from operations. That's excluding those special charges. Now, we're looking at, for the first half of '07, that loss to be $2 million. Okay? So I would see that as significant improvement. If you go back and you look at our gross profit (multiple speakers).

 Andy Speller - A.G. Edwards & Sons - Analyst

 But you are running a business at a loss. I mean, yes, that's improvement, but it's not -- you know, the business is still being run at a loss. You are not turning a profit at this point.

 Michael Shea - Hooper Holmes, Inc. - CFO

 At this point, you're absolutely right. Okay? I am pointing out the improvement that we made in the first half, and we're are not -- although we're not profitable for book purposes, we're not burning cash, if you look at our EBITDA for the first half, it was a -$600,000. If you take away the stock-based compensation in there, it was breakeven.

 Andy Speller - A.G. Edwards & Sons - Analyst

 Okay, that's fair. I mean, those are all fair points.

 Michael Shea - Hooper Holmes, Inc. - CFO

 That's what's happening from operations.

 James Calver - Hooper Holmes, Inc. - President, CEO

 So, Andy, I think you're absolutely right. As we started off the call, we said that this is taking longer than we expected for a couple of reasons. We do expect to be back in the black, fully profitable, in Q1 of 2008 and beyond.

 Andy Speller - A.G. Edwards & Sons - Analyst

 Okay. I do have one question about the reclassification of the discontinued operations, Mike. It seemed like the revenue adjustment for the first quarter was more than what Medicals Direct attributed to revenues. Was I doing my math wrong or --?

 Michael Shea - Hooper Holmes, Inc. - CFO

 I'm not sure about that. I mean, it was a (inaudible) I don't have the exact number -- 9.5 million or something per quarter there running?

 Andy Speller - A.G. Edwards & Sons - Analyst

 Yes, and it was something like almost like a $10 million-plus reduction in revenue for the first quarter from where you reported originally.

 Michael Shea - Hooper Holmes, Inc. - CFO

 Andy, I don't have that specific number in front of me. I would have to look at that. Perhaps we can take that off-line. (multiple speakers) I'll roll it forward for you.

 Andy Speller - A.G. Edwards & Sons - Analyst

 That's fine. Okay, thanks.

Operator

 (OPERATOR INSTRUCTIONS). Mitra Ramgopal, Sidoti.

 Mitra Ramgopal - Sidoti & Co. - Analyst

 Good morning, guys. Just a couple questions -- first, if you would just comment, on Medicals Direct, how confident you are in terms of being able to sell that business. I think the revenue run rate was close to $40 million in '06. If you can tell us how profitable that was?

 Michael Shea - Hooper Holmes, Inc. - CFO

 Sure, I can; I can go through that with you. To your first question, Mitra, we are in late-stage negotiations right now, so you know, that's basically the status. At this point, we're very hopeful that we can close this transaction near-term, but we are still doing late-stage negotiations.

Your second question is related to I guess the valuation. As I noted before, they are in a mode of declining revenues year-over-year, and you'll see, on the financial statements, they are basically a breakeven operation. So we're operating under confidentiality agreements. I'm not going to give you any metrics on valuation, but let's basically point out the fact that they are a breakeven operation.

 Mitra Ramgopal - Sidoti & Co. - Analyst

 Okay, thanks. Coming back to the wellness and disease, I know you sounded pretty upbeat in terms of being able to capture 10% of that 500 million market over the next few years. What are you seeing to sort of give you that confidence? I know you've added some clients since embarking on this initiative, but any sense that this will accelerate?

 James Calver - Hooper Holmes, Inc. - President, CEO

 Yes, we do, Mitra. I think, first of all, the incremental revenue from this business we expect to be about $3 million. Now, bear in mind, this was a business we started; this was a brand-new business we started from scratch in February. So we are seeing an acceleration in revenue. We started with a couple of clients in pilot earlier in the year. We now have six clients. We do expect that the ramp-up to the $40 million to $50 million of revenue will occur over 2.5 to 3 years. Certainly, in discussions that we've had with healthcare providers, in discussions that we've had with a variety of potential clients, our ability to deliver a blood test and an exam on site, on a corporation site, is without peer today.

What is being proven in a number of studies, independent of corporations as well as within corporations, is that the data collection, the wellness exam, the feedback to the employee and the intervention associated with that does indeed lower healthcare expenses.

So, I think we are confident for a couple of reasons. One is our unique capabilities. Two is this is a growing market and one that directly addresses lowering healthcare costs for Fortune 500 within the top three issues of every Fortune 500.

 Mitra Ramgopal - Sidoti & Co. - Analyst

 So I guess by the end of '09 it's fair to say that this could very well be a $40 million to $50 million business for you?

 James Calver - Hooper Holmes, Inc. - President, CEO

 No. We believe the ramp-up is a 2.5 to 3-year time frame, conservatively. Could it be sooner? Yes, it could be a little sooner but for today's purposes, we believe the ramp-up is 2.5 to 3 years.

 Mitra Ramgopal - Sidoti & Co. - Analyst

 Okay. I know you mentioned one of the reasons for the turnaround taking a little longer was the delayed development of two projects. If you could kind of remind us what those were?

 James Calver - Hooper Holmes, Inc. - President, CEO

 Oh, sure. These were two projects from our strategic review initiatives from last year, and the two initiatives are centralizing our scheduling of exams and moving to image 100% of our exams. That was the 24 million images that I referred to. So those are two separate projects. We had a three-month delay from our IT developer, which slowed us down.

 Mitra Ramgopal - Sidoti & Co. - Analyst

 Okay, thanks. Finally, I noted the average revenue per exam increased. Did that take full effect in the second quarter, or is this just an ongoing implementation?

 James Calver - Hooper Holmes, Inc. - President, CEO

 The 5% increase that we announced at the beginning of the year, or rather late last year and took effect at the beginning of this year, took effect in January. As contracts come up for renewal and we improve our service and we add new services, we are able to command a greater price per exam, revenue per exam. That did continue; that trend did continue Q2 and we expect that to continue beyond Q2.

 Mitra Ramgopal - Sidoti & Co. - Analyst

 Okay, thanks again.

Operator

 Paul [Hondurasaw], [Catarray Grant].

 Paul Ondersma - [Cadaret Grant] - Analyst

 I want to say that I appreciate all of the initiatives you're taking. It seems like you are really kind of combing through things and looking to go the business.

The one concern I've had ever since I've been -- and I've been just a listener, not a questioner -- is it doesn't seem to me like, in all the things you're listing you're going to do to return to profitability, that reduction in the SG&A line kind of doesn't seem to come up much. I want to know, is there more you guys can do in that area? Because that's something that is directly under your control right now.

 Michael Shea - Hooper Holmes, Inc. - CFO

 Sure, Paul, the answer is yes. There is more we can do and you see we have made progress, the first half of this year versus the first half of last year, a reduction of about $1.2 million. There is still more cost to be identified.

I do want to point out though, also, in our SG&A as a public company, there is a large fixed-cost component. So certainly, in a business where we have declining revenues, there's only so much we can leverage out of those costs.

What the good news is, when we see our revenues growing in the future, is we're not going to have to add to that cost. There will be no incremental costs at that point. So, certainly looking to better leverage those SG&A expenses as our revenues grow in the future.

 Paul Ondersma - [Cadaret Grant] - Analyst

 Can you give me some idea of, you know, if I just take the first half, it's [32 million, 298]. Where do you think you're going to end up on that line for the year? I mean, if I just multiplied that by 2, would that be fair to say or how much more do you guys think you can take out, being that as you say a large component is fixed?

 Michael Shea - Hooper Holmes, Inc. - CFO

 Well, for purposes of the remainder of this year, I would multiply that by 2 and perhaps take off another 1 million. That would be, for the remainder of this year, probably a good estimate at this point.

Operator

 (OPERATOR INSTRUCTIONS)

 James Calver - Hooper Holmes, Inc. - President, CEO

 While we're waiting for more questions, a question that many of you have asked us on previous calls is are we losing market share? The short answer is no, not any longer. In Portamedic, we reversed that position. Last year, we lost three clients in the first half of 2006, shortly after I joined, and these certainly contributed to our 10% year-over-year unit volume decline. We have not lost any substantial clients since, and as I said, today, we are not losing any market share.

Operator

 Thank you. At this time, sir, I show no questions registered. I'd like to turn the call back over to our host.

 James Calver - Hooper Holmes, Inc. - President, CEO

 Very good. Well, thank you so much for your questions and time today. We certainly look forward to our return to profitability and to seeing some of you over the coming weeks. Thanks so much. Bye-bye.

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.